Exhibit 10.6

ARCUS BIOSCIENCES, INC.

February 14, 2018

Juan Jaen

Dear Juan:

This letter amends and restates the terms of employment between you and Arcus Biosciences, Inc. (the “Company”):

1. Position. Your initial title will be President, and you will report to the Company’s Chief Executive Officer. This is a full-time position. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.

2. Cash Compensation. The Company will pay you a salary at the rate of $350,000 per year. Your salary will be payable in accordance with the Company’s standard payroll schedule and will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to participate in any incentive bonus program established by the Company.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4. Equity Awards. Any future equity compensation awards granted to you by the Company shall provide that if the Company (or its successor, if applicable) terminates your employment without Cause or if you resign as an employee for Good Reason in connection with or following a Change in Control, then as of the date of such termination or resignation, all shares covered by the award that remain subject to vesting conditions at that time shall become immediately vested; provided, however, that as a condition to your receipt of such benefits, you will be required to satisfy the Benefit Conditions (as defined in Section 5(a) below).

5. Severance Benefits.

(a) General. If you are subject to an Involuntary Termination, then you will be entitled to the benefits described in this Section 5. However, this Section 5 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent

Juan Jaen

February 14, 2018

applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 5. The conditions and requirements described in this Section 5(a) are referred to herein as the “Benefit Conditions.”

(b) Salary Continuation. If you are subject to an Involuntary Termination, then the Company will continue to pay your base salary for a period of six months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

6. Confidential Information and Inventions Assignment Agreement. You will continue to be bound by the Confidential Information and Inventions Assignment Agreement dated May 8, 2015 between you and the Company.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment under Section 5(b) is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 5(b), to the extent that they are subject to Section 409A of the Code, will commence on the first business day following the earlier of (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a

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February 14, 2018

lump sum when the salary continuation payments commence. In addition, if a Change in Control constitutes a payment event with respect to any amount that is subject to Code Section 409A (pursuant to this letter agreement or otherwise), then the transaction must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.

(c) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

9. Interpretation, Amendment and Enforcement. This letter agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company regarding the subject matter set forth herein and constitutes the complete agreement between you and the Company regarding such subject matter. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company (other than you). The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law.

10. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” for the Company (or its successor, if applicable) to terminate your employment shall exist only under the following conditions: (i) your willful failure to substantially perform your material duties and responsibilities to the Company after having received written notice of such failure and at least 30 days to remedy such failure; (ii) your conviction or plea of no contest to a felony; (iii) your commission of any act of fraud, misappropriation or embezzlement against the Company; (iv) your material breach of the terms of any confidentiality, invention assignment or proprietary information agreement with the Company; or (v) your willful failure to comply in any material respect with lawful written policies of the Company of general applicability that have been communicated to you.

“Change in Control” means (i) a sale, conveyance or other disposition of all or substantially all of the assets, property or business of the Company, except where such sale, conveyance or other disposition is to a wholly owned subsidiary of the Company, (ii) a merger or consolidation of the Company with or into another corporation, entity or person, other than any such transaction in which the holders of voting capital stock of the Company outstanding immediately prior to the transaction continue to hold a majority of the voting capital stock of the Company (or the surviving or acquiring entity) outstanding immediately after the transaction (taking into account only stock of the Company held by such stockholders immediately prior to the transaction and stock issued on account of such stock in the transaction), or (iii) the direct or

Juan Jaen

February 14, 2018

indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company; provided, however, that a Change in Control shall not include any transaction or series of related transactions (A) principally for bona fide equity financing purposes or (B) effected exclusively for the purpose of changing the domicile of the Company. A series of related transactions shall be deemed to constitute a single transaction for purposes of determining whether a Change in Control has occurred.

“Resignation for Good Reason” means a Separation as a result of your resignation from the Company (or its successor, if applicable) only under the following conditions: (i) if there is a material adverse change in your position causing such position to be of materially reduced stature or responsibility, (ii) if there is a reduction in your base salary compensation or other benefits, or (iii) if you refuse to relocate to a facility or location more than 25 miles from the then current facility or location at which you provide services; provided, however, that a Resignation for Good Reason shall not be deemed to have occurred unless (1) you shall have provided the Company with written notice of the condition within 30 days following the initial existence of such conditions, and the Company shall not have remedied such conditions within 30 days after such notice and (2) you resign within two years following the initial existence of the condition.

“Involuntary Termination” means either (a) your Termination Without Cause or (b) your Resignation for Good Reason.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

* * * * *

Juan Jaen

February 14, 2018

You may indicate your agreement with these terms by signing and dating this letter agreement and returning it to me.

Very truly yours,

ARCUS BIOSCIENCES, INC.

By:	/s/ Terry Rosen
Terry Rosen, Chief Executive Officer

I have read and accept the terms of this letter agreement:

/s/ Juan Jaen
Signature of Juan Jaen
Dated: 2/14/2018